Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 15, 2010, with respect to the consolidated financial statements of The Meridian Resource Corporation as of December 31, 2009 and 2008, and for each of the three fiscal years in the period ended December 31, 2009, included herein and to the reference to our firm under the heading “EXPERTS” in the Registration Statement on Form S-4 and related prospectus. Our report related to the consolidated financial statements contains an explanatory paragraph regarding the company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Houston, Texas

December 13, 2012